Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
BLOOMIN' BRANDS, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	11,314,000 shares (2)	$7.74 (3)	$87,570,360	$0.0001531	$13,408

Total Offering Amounts					$87,570,360		$13,408

Total Fee Offsets							$0

Net Fee Due							$13,408

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $7.74 which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market LLC on April 17, 2025.

(3)The Registrant does not have any fee offsets.